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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number: 0-22745

               JANUS ACQUISITION, INC. (as successor by merger to
                        JANUS HOTELS AND RESORTS, INC.)
            --------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                           2300 Corporate Blvd., N.W.
                                    Suite 232
                            Boca Raton, FL 33431-8596
                                  (561)997-2325
    --------------------------------------------------------------------------
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                          COMMON STOCK, $.01 PAR VALUE
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
   ---------------------------------------------------------------------------
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)      [X]            Rule 12h-3(b)(1)(ii)      [ ]
Rule 12g-4(a)(1)(ii)     [ ]            Rule 12h-3(b)(2)(i)       [ ]
Rule 12g-4(a)(2)(i)      [ ]            Rule 12h-3(b)(2)(ii)      [ ]
Rule 12g-4(a)(2)(ii)     [ ]            Rule 15d-6                [ ]
Rule 12h-3(b)(1)(i)      [X]

Approximate number of holders of record as of the certification or notice date:

One

Pursuant to the requirements of the Securities Exchange Act of 1934, Janus Acquisition, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                   JANUS ACQUISITION, INC.


                                   By: /s/ Micheal M. Nanosky
                                      ---------------------------
                                   Name: Michael M. Nanosky
                                   Title: President
                                   Date:  January 29, 2004